                                                                    Exhibit 12.1

                           NATIONAL CITY CORPORATION
       RATIO OF EARNINGS TO COMBINED FIXED CHARGES & PREFERRED DIVIDENDS
                           FOR THE PERIODS INDICATED

                                                              YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------

                                                 1998        1997        1996        1995        1994
                                                 ----        ----        ----        ----        ----

Net income                                     1,070,681   1,122,194     993,516     828,000     819,000
Income tax expense                               576,596     517,839     448,271     380,000     364,000
                                               ---------   ---------   ---------   ---------   ---------

Pre-tax income                                 1,647,277   1,640,033   1,441,787   1,208,000   1,183,000
                                               =========   =========   =========   =========   =========

Fixed charges:
  Interest on indebtedness (a)                   998,753     738,923     611,741     673,000     420,000
  Interest portion of rental expense              30,397      27,597      25,053      23,563      22,050
                                               ---------   ---------   ---------   ---------   ---------

Fixed charges excluding interest on deposits   1,029,150     766,520     636,794     696,563     442,050

  Preferred dividends (tax adjusted)               3,357           0       6,197      22,815      23,385
                                               ---------   ---------   ---------   ---------   ---------
Fixed charges excluding interest on deposits
  plus preferred dividends tax effected        1,032,507     766,520     642,991     719,378     465,435

    Interest on deposits                       1,846,276   1,813,251   1,862,084   1,975,000   1,478,700
                                               ---------   ---------   ---------   ---------   ---------

Fixed charges including interest on deposits   2,875,426   2,579,771   2,498,878   2,671,563   1,920,750

Fixed charges including interest on deposits
  plus preferred dividends tax effected        2,878,783   2,579,771   2,505,075   2,694,378   1,944,135

Ratio of earning to fixed charges:
  Excluding interest on deposits                    2.59        3.14        3.23        2.65        3.49
  Including interest on deposits                    1.57        1.64        1.57        1.44        1.60


(a) Interest on indebtedness includes amortization of debt expense and discount or premium relating to any indebtedness.